Exhibit 99.1

Deltic Announces Preliminary Fourth Quarter and Year of 2011 Results

EL DORADO, AR – Deltic Timber Corporation’s President and Chief Executive Officer, Ray C. Dillon, announced today that financial results for the fourth quarter of 2011 were a loss of $.2 million, $.02 a share, which compares to net income of $1.3 million, $.10 a share, in the corresponding quarter of 2010. The decrease is due mainly to a reduced pine sawtimber harvest volume sold at a lower average per-ton sales price, combined with the sales of fewer acres of non-strategic hardwood bottomland. For the year of 2011, net income was $2.7 million, $.21 a share, compared to $12.4 million, $.99 a share, for the twelve months ended December 31, 2010. Net cash provided by operating activities was $.2 million for the fourth quarter of 2011, which compares to $2.4 million for the same period of last year. Cash provided by operating activities for the year of 2011 was $14.6 million compared to $28.9 million for the prior year.

Commenting on the results, Mr. Dillon stated, “Despite the continued weak markets for dimension lumber and residential real estate caused by the low level of housing starts and excess single family homes for sale in the United States, Deltic’s excellent portfolio of assets produced both positive net income and respectable cash flows for yet another year. We did not sell all of the hardwood bottomland acreage planned for 2011, as we kept this sales activity at the level the market would absorb, while maintaining the average sales price received per acre. Having our Mills segment generate positive operating income in this lumber market environment was quite an accomplishment. The slight loss for the fourth quarter was largely the result of timing. Good logging conditions existed for much of the year and allowed us to complete a large percentage of our annual timber harvest in the first three quarters of the year, and we closed on the sale of a significant commercial real estate site back in the second quarter.”

The Woodlands segment reported operating income of $4 million in the fourth quarter of 2011, compared to $7.9 million for the same period of 2010. The pine sawtimber harvest during the fourth quarter period was 83,246 tons, a 38 percent decrease when compared to a harvest of 134,602 tons for the same period of last year. This decrease in harvest volume was due to timing, as unusually dry logging conditions in Deltic’s operating areas earlier in the year enabled the Company to accomplish a large percentage of its planned annual harvest for 2011 in the first three quarters of the year. The average per-ton sales price for pine sawtimber was $21 in the fourth quarter of 2011, which compares to $28 per-ton for the same period of 2010. The decrease was due to lower demand from sawmills in the Company’s operating area, as they reduced production to meet market demands. During the fourth quarter of 2011, Deltic harvested 92,934 tons of pine pulpwood at an average price of $8 per ton, compared to 94,365 tons harvested at an average price of $9 per ton for the same period of 2010. Oil and gas revenues from lease rentals and net royalties were $1.5 million for the fourth quarter of 2011 versus $1.4 million in 2010’s fourth quarter. Deltic sold approximately 1,125 acres of recreational-use hardwood bottomlands for an average sales price of $1,500 per acre in the fourth quarter of 2011 versus 2,939 acres sold at an average sales price of $1,500 per acre for the same period of 2010, as the Company reduced sales volume to the level of market demand.

The Mills segment reported $.6 million in operating income in the fourth quarter of 2011 compared to an operating loss of $1.1 million during 2010’s fourth quarter. The improvement was primarily due to a lower cost for the logs used to manufacture lumber, resulting from the decreased average sales price for pine sawtimber stumpage in Deltic’s operating region. The average lumber sales price was $253 per thousand board feet for the fourth quarter of 2011, which was a three percent increase when compared to $245 per thousand board feet for the same period one year ago. The lumber sales volume was 59.1 million board feet in 2011’s fourth quarter, a 13 percent decrease when compared to 2010’s fourth quarter sales volume of 68.2 million board feet. The Company reduced lumber production to match demand during the fourth quarter of 2011.

The Company’s Real Estate segment had operating income of $.1 million in the fourth quarter of 2011 compared to an operating loss of $.6 million for the same period of 2010. The Company sold 1.38 acres of commercial property for $411,600 per acre during the current year’s fourth quarter, while there were no sales of commercial real estate acreage during the prior year’s fourth quarter. Residential lot sales totaled nine lots in 2011’s fourth quarter, a decrease of six lots when compared to the corresponding quarter of 2010. The current quarter’s average sales price was $58,700 per lot, which compares to $68,900 per lot for 2010’s fourth quarter. The reduced average sales price per-lot was due to the mix of lots sold, as the Company has not reduced lot prices.

Corporate operating expense was $3.7 million for the fourth quarter of 2011, which compares to $4.4 million for the same period of 2010. The decrease was primarily due to lower general and administrative expenses, mainly employee incentive plan expenses. Deltic’s equity in the results of Del-Tin Fiber was a loss of $.6 million for the current year quarter versus earnings of $.4 million for the same period in 2010. During the fourth quarter of 2011, Del-Tin Fiber continued to experience higher resin glue costs and a weaker market for medium density fiberboard when compared to the same period of 2010. Deltic recorded an income tax benefit of $.2 million in the current year quarter compared to income tax expense of $.2 million in the corresponding quarter of 2010. The income tax rate for the fourth quarter of 2011 benefitted from the impact of certain permanent tax differences relative to the amount of pretax financial results for the quarter, while the same period of 2010 benefitted from the impact of recording a discrete tax item.

Capital expenditures were $5.4 million for 2011’s fourth quarter and $15.7 million for the year of 2011. For the corresponding periods of 2010, capital expenditures totaled $6.8 million and $15.6 million, respectively.

For the year of 2011, the pine sawtimber harvest was 606,311 tons compared to 609,867 tons for 2010. The average pine sawtimber sales price for 2011 decreased $4 per ton from that of 2010, to $23 per ton. Sales of non-strategic timberland for the year of 2011 totaled 2,726 acres with an average sales price of $1,500 per acre, while in 2010, the Company sold 4,061 acres with a per-acre sales price of $1,600. Oil and gas lease rental and royalty income was $6.4 million in 2011 versus $5.7 million in 2010. Lumber sales volume decreased six percent from 270.8 million board feet in 2010 to 254.3 million board feet in 2011. The average finished lumber sales price decreased $36 per thousand board feet, to $254 per thousand board feet in 2011. Residential lot sales for the current year totaled 31 lots at an average price of $63,500 per lot versus sales of 28 lots in 2010 at $81,400 per lot. Deltic sold 27.36 acres of commercial real estate at $116,700 per acre in 2011, which compares to a sale of 19 acres for $334,000 per acre in 2010. Equity in earnings of Del-Tin Fiber was $.3 million in 2011, while 2010’s equity in earnings was $4.1 million.

Regarding the outlook for the first quarter and year of 2012, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 140,000 to 160,000 tons and 550,000 to 600,000 tons, respectively. Finished lumber sales are estimated to be 50 to 70 million board feet for the first quarter and 250 to 275 million board feet for the year, but these volumes are dependent upon market conditions. Residential lot sales are projected at three to six lots and 15 to 25 lots for the first quarter and year of 2012, respectively. Commercial acreage within Chenal Valley continues to receive interest, but due to the volatile nature of commercial real estate transactions and the significant number of factors involved, it is difficult to anticipate future closings.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, February 23, 2012, at 10:00 a.m. Central Time to discuss fourth quarter and year of 2011 earnings. Interested parties may participate in the call by dialing 1-800-510-9834 and referencing participant passcode identification number 21940441. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Friday, March 2, 2012, by dialing 1-888-286-8010 and referencing replay passcode identification number 71273769.

Summary financial data and operating statistics for the fourth quarter and year of 2011 with comparisons to 2010 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended December 31, 2011		Three Months Ended December 31, 2010
	Sales	Operating Income/ (Loss)	Sales	Operating Income/ (Loss)
Woodlands	$8.3	4.0	13.1	7.9
Mills	19.4	0.6	21.8	(1.1)
Real Estate	2.9	0.1	2.8	(0.6)
Corporate	—	(3.7)	—	(4.4)
Eliminations	(1.8)	0.2	(4.0)	0.1

Total net sales/operating income	$28.8	1.2	33.7	1.9

	Twelve Months Ended December 31, 2011		Twelve Months Ended December 31, 2010
	Sales	Operating Income/ (Loss)	Sales	Operating Income/ (Loss)
Woodlands	$40.2	20.4	43.5	24.4
Mills	83.9	1.0	99.4	7.3
Real Estate	12.3	—	16.0	2.2
Corporate	—	(14.3)	—	(16.0)
Eliminations	(14.6)	0.4	(17.3)	—

Total net sales/operating income	$121.8	7.5	141.6	17.9

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net sales	$28,813	33,701	121,847	141,623

Costs and expenses
Cost of sales	21,260	24,124	87,325	93,405
Depreciation, amortization, and cost of fee timber harvested	2,436	3,022	11,806	13,235
General and administrative expenses	3,911	4,648	15,257	17,074

Total costs and expenses	27,607	31,794	114,388	123,714

Operating income	1,206	1,907	7,459	17,909

Equity in earnings/(loss) of Del-Tin Fiber	(588)	389	318	4,058
Interest income	4	17	38	157
Interest and other debt expense, net of interest capitalized	(1,025)	(837)	(4,029)	(3,453)
Other income/(expense)	(29)	12	3	54

Income/(loss) before income taxes	(432)	1,488	3,789	18,725

Income tax benefit/(expense)	224	(215)	(1,130)	(6,328)

Net income/(loss)	$(208)	1,273	2,659	12,397

Earnings/(loss) per common share
Basic	$(0.02)	0.10	0.21	0.99
Assuming dilution	$(0.02)	0.10	0.21	0.99

Dividends per common share paid	$0.075	0.075	0.300	0.300

Average common shares outstanding (thousands)
Basic	12,474	12,371	12,450	12,364
Assuming dilution	12,474	12,465	12,552	12,460

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Dec. 31, 2011	Dec. 31, 2010
Assets
Current assets
Cash and cash equivalents	$3,291	3,831
Trade accounts receivable	4,821	4,604
Other receivables	1	98
Inventories	4,353	6,061
Prepaid expenses and other current assets	3,862	3,593

Total current assets	16,328	18,187

Investment in real estate held for development and sale	57,408	56,101
Investment in Del-Tin Fiber	7,113	8,249
Other investments and noncurrent receivables	885	479
Timber and timberlands—net	228,274	226,090
Property, plant, and equipment—net	30,187	32,557
Deferred charges and other assets	1,675	1,610

Total assets	$341,870	343,273

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$1,867	2,395
Current maturities of long-term debt	1,111	1,111
Accrued taxes other than income taxes	1,971	1,986
Income taxes payable	—	13
Deferred revenues and other accrued liabilities	7,761	10,162

Total current liabilities	12,710	15,667

Long-term debt	64,000	65,611
Deferred tax liabilities	1,211	5,345
Other noncurrent liabilities	36,826	26,639
Commitments and contingencies	—	—
Stockholders’ equity
Cummulative perferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	80,842	79,081
Retained earnings	163,170	164,286
Treasury stock	(7,288)	(10,758)
Accumulated other comprehensive loss	(9,729)	(2,726)

Total stockholders’ equity	227,123	230,011

Total liabilities and stockholders’ equity	$341,870	343,273

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Twelve Months Ended
	December,
	2011	2010
Operating activities
Net income	$2,659	12,397
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	11,806	13,235
Stock-based compensation expense	2,067	1,696
Deferred income taxes	1,109	(2,667)
Real estate development capital expenditures	(3,540)	(3,471)
Real estate costs recovered upon sale	1,694	2,778
Timberland costs recovered upon sale	1,256	1,712
Equity in earnings of Del-Tin Fiber	(318)	(4,058)
Net increase in liabilities for pension and other postretirement benefits	136	1,015
(Increase)/decrease in operating working capital other than cash and cash equivalents	(920)	2,265
Other—changes in assets and liabilities	(1,310)	3,996

Net cash provided by operating activities	14,639	28,898

Investing activities
Capital expenditures, excluding real estate development	(12,014)	(11,957)
Net change in purchased stumpage inventory	(764)	1,151
Advances to Del-Tin Fiber	(1,822)	(1,807)
Repayments from Del-Tin Fiber	3,275	6,720
Net change in funds held by trustee	(568)	4,107
Other—net	781	922

Net cash required by investing activities	(11,112)	(864)

Financing activities
Proceeds from borrowings	15,500	20,300
Repayments on notes payable and long-term debt	(17,111)	(45,911)
Treasury stock purchases	(55)	(26)
Common stock dividends paid	(3,775)	(3,749)
Proceeds from stock option exercises	2,463	586
Excess tax benefit from stock-based compensation excercises	698	161
Deferred financing costs	(1,094)	—
Other—net	(693)	(347)

Net cash required by financing activities	(4,067)	(28,986)

Net decrease in cash and cash equivalents	(540)	(952)
Cash and cash equivalents at beginning of year	3,831	4,783

Cash and cash equivalents at end of year	$3,291	3,831

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Thousands of dollars)	2011	2010	2011	2010
Capital expenditures
Woodlands	$1,657	2,549	7,817	6,144
Mills	922	1,924	3,570	5,330
Real Estate (includes development expenditures)	2,805	2,299	4,223	3,859
Corporate	—	35	87	235

Total capital expenditures	$5,384	6,807	15,697	15,568

Woodlands
Pine sawtimber harvested from fee lands—tons	83,246	134,602	606,311	609,867
Pine sawtimber price—per ton	$21	28	23	27

Timberland sales—acres	1,125	2,939	2,726	4,061
Timberland sales price—per acre	$1,500	1,500	1,500	1,600

Mills
Finished lumber sales—thousands of board feet	59,051	68,166	254,291	270,834
Finished lumber price—per thousand board feet	$253	245	254	290

Real Estate
Residential
Lots sold	9	15	31	28
Average sales price—per lot	$58,700	68,900	63,500	81,400

Commercial
Acres sold	1	—	27	19
Average sales price—per acre	$412,000	—	117,000	334,000